Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(i) Registration Statements (Form S-3 Nos. 333-223209, 333-211945, and 333-208621) of SL Green Realty Corp. and in the related Prospectuses;
(ii) Registration Statements (Form S-8 Nos. 333-212108, 333-189362, and 333-143721) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., and
(iii) Registration Statement (Form S-8 No. 333-148973) pertaining to the 2008 Employee Stock Purchase Plan of SL Green Realty Corp.,
of our report dated March 23, 2018, with respect to the consolidated financial statements and schedules of Reckson Operating Partnership, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
New York, New York
March 23, 2018